MR. NOTARY, JULIO ANTONIO DEL POZO VALDEZ,

Kindly insert in your Registry of Public Deeds one of MINING ASSIGNMENT AND OPTION executed on the one part by MINERA ABX EXPLORACIONES S.A. (hereinafter referred to as “ABX”), identified with Taxpayer Registration N° 20193380299, registered in Card N° 040049 of the Book of Contractual Companies in correlation with Item N° 11424233 of the Registry of Legal Entities in and for Lima, domiciled at Avenida Víctor Andrés Belaunde 171 – Segundo Piso, San Isidro, Lima, acting by and through its legal representative, Mr. Ramón Araneda González, an engineer by profession, identified with Alien Card N° 000069194, as per power-of-attorney registered in the above-mentioned Item; and on the other, by Compañía Minera Paramount S.A.C. (hereinafter referred to as “PARAMOUNT”), identified with Taxpayer Registration N° 20511130710, registered in Electronic Item N° 11767861 of the Registry of Legal Entities in and for Lima, domiciled at Avenida El Rosario N° 380, San Isidro, Lima, acting by and through its General Manager, Mr. Alain Vachon, an engineer by profession, identified with Alien Card N° 000092501, as per power-of-attorney registered in entry A00001 of the above-mentioned Electronic Item; under the following terms and conditions:

ONE. Recitals

1.1	ABX is the holder of the mining rights located in the district of Chipao, province of Lucanas, department of Ayacucho, and registered in the Book of Mining Rights of the Lima Registration Office of SUNARP, which are indicated as follows:

Name	Code	Extension	Item

Querco Nueve	010118503	1,000	11599859

Querco Diez	010118603	1,000	11599856

Querco Once	010118703	1,000	11604732

Querco Doce	010118803	200	11599858

Surpe 10	010147502	1,000	11550540

Surpe 11	010147602	300	11549040

1.2	The mining rights indicated in the foregoing Subsection 1.1 shall be jointly referred to as the “Mining Rights”. A location map of the Mining Rights is attached hereto as Annex A.

1.2.1	ABX and PARAMOUNT, who shall be jointly referred to as “the Parties”, have agreed to enter into a Mining Assignment and Transfer Option contract, hereinafter referred to as “the Contract”.

TWO.- Representations of ABX and PARAMOUNT

2.1	ABX represents that as of the date of execution hereof and to the best of its knowledge:

	2.1.1	The Mining Rights have been properly requested and registered under a title.

	2.1.2	The Mining Rights are free from contingencies, liens or encumbrances that affect or limit, or may affect or limit in any manner the execution of the Contract, undertaking to, in any event, carry out the disencumbrance and warranty of title according to Law.

	2.1.3	There is no right which may be enforceable as to third parties on the basis of any kind of contract that could have been executed with regard to the Mining Rights.

	2.1.4.	Any and all formal obligations applicable to the Mining Rights according to the General Mining Law have been performed, and any and all statements, payments and other requirements set forth by the law are up to date and in order up to 2005 inclusive; except for the payment of the 2005 operational rights, which shall be paid by ABX within the first 20 days of January 2006.

	2.1.5	ABX has not started and is not aware of the start of any insolvency proceedings, reorganization proceedings or any other kind of bankruptcy proceedings against it.

	2.1.6	ABX’s representative is empowered to subscribe the Contract.

2.2	PARAMOUNT represents that as of the date of execution hereof and to the best of its knowledge:

	2.2.1	There is no proceeding, including but not limited to, administrative, court or arbitration proceedings or claims regarding PARAMOUNT that could affect PARAMOUNT or ABX’s interests in respect of the Contract.

2.2.2	There is no legal or contractual situation that prevents PARAMOUNT from validly adopting the agreements indicated in the Contract.

2.2.3	Its representatives are sufficiently empowered to subscribe the Contract. Such powers have been granted according to the Bylaws and the General Business Corporations Law.

2.2.4	It has not started and is not aware of the start of any bankruptcy proceedings, whether ordinary or preventive, or of any other type of bankruptcy proceedings.

2.2.5	It undertakes to compensate ABX for any damages that ABX could suffer as a consequence of the falseness or inaccuracy of any of the representations made by PARAMOUNT in the points of this section.

THIRD.- Assignment of Mining Rights to PARAMOUNT

ABX hereby delivers PARAMOUNT under a Mining Assignment (hereinafter referred to as the “Assignment”) the Mining Rights. Therefore, PARAMOUNT hereunder replaces ABX in all of the latter’s rights and obligations with regard to the Mining Rights within the framework of the provisions hereof.

The conditions of the Assignment are the following:

3.1	Consideration for the Assignment

In consideration for the Assignment, PARAMOUNT shall pay ABX US$ 100 (One hundred and 00/100 United States Dollars).

3.2	Term

The term of the Assignment shall be two years as from the date of the public deed resulting from this preliminary deed.

Notwithstanding the above, in the event PARAMOUNT exercises the Option (as defined in the following clause), the Assignment shall be automatically terminated, there being no need of any additional formality or representation.

3.3	PARAMOUNT's Obligations

During the effective term of the Assignment, PARAMOUNT undertakes to:

	3.3.1	Keep the payments for operational rights and, when appropriate, the penalty for Mining Rights up to date.

	3.3.2	File on an annual basis the Consolidated Annual Statement before the competent authority as from 2006, insofar as applicable according to the law.

	3.3.3	File on an a monthly basis with the General Mining Bureau of the Ministry of Energy and Mines the information necessary to prepare mining statistics, insofar as appropriate, according to the law.

	3.3.4	Perform its Exploration activities subject to Peruvian regulations on safety and hygiene and environmental sanitation, which are applicable to the mining industry.

	3.3.5	The procedures in which the title ownership or area of the Mining Rights is discussed are understood as strictly referred to ABX and PARAMOUNT.

	3.3.6	Authorize ABX's representatives to visit the Mining Rights area, prior written request from ABX, at least ten (10) business days in advance, and provided that, on a reasonable basis, such visit does not hinder the performance of PARAMOUNT's activities. Such representatives shall be authorized to carry out field verifications in the Mining Rights area, and at all times, must abide by PARAMOUNT's safety provisions. Such verifications shall be conducted at ABX’s sole expense.

	3.3.7	Provide ABX, within a period of ten days following the filing, a copy of such documents filed with the administrative authorities in compliance with any and all obligations it has undertaken in its capacity as assignee of the Mining Rights.

3.3.8	Assume sole liability in relation to the environmental and social obligations that may be generated by the mining activities performed under the Contract. It is understood that environmental and social liability also comprises fines and other sanctions imposed as a result of the default on the provisions regarding this particular issue.

3.3.9	Comply before the competent authority with any and all legal obligations regarding the Mining Rights and those it is entitled to under the Contract. For such compliance, ABX shall collaborate as required in its capacity as holder of the Mining Rights.

3.3.10	The environmental obligations undertaken by PARAMOUNT hereunder, as well as those resulting from the application of the legal and regulatory provisions corresponding to the activities to be conducted in the Mining Rights shall remain in force even after the termination or cancellation, for any reason, of the Contract until PARAMOUNT has properly performed such obligations.

3.4	Information

During the effective term of the Assignment, PARAMOUNT shall prepare and deliver ABX six-monthly reports on its activities in the Mining Rights, describing its exploration activities, as well as providing detailed reports on the amounts invested in such activities, and of the items to which such investments have been allocated.

FOUR.- Option

4.1	ABX hereby grants PARAMOUNT the option to acquire 51% of the Mining Rights, hereinafter referred to as the "Option".

4.2	The term of the Option is two (2) years as from the date of the public deed resulting from this preliminary deed. If the last day is not a business day, the term shall be extended up to the first business day following such day.

4.3	In order to exercise the Option, PARAMOUNT should have met the following conditions:

	4.3.1	To carry out a First Exploration Program in the Mining Rights, which includes geological and geophysical studies which, at its discretion, are determined as necessary by PARAMOUNT, and the drilling works for at least 2,000 meters in depth before the expiration of the first year following the date of the public deed resulting from this preliminary deed; and,

4.3.2	To carry out a Second Exploration Program in the Mining Rights, which includes geological and geophysical studies which, at its discretion, are determined as necessary by PARAMOUNT, and the drilling works for at least 4,000 meters in depth before the expiration of the second year following the date of the public deed resulting from this preliminary deed.

The First Exploration Program referred to in Subsection 4.3.1 represents, in addition, a commitment undertaken by PARAMOUNT for the execution of the Contract, and therefore, it must be executed and completed even when PARAMOUNT fails to exercise the Option.

4.4	Upon the expiration of the term established in the foregoing section 4.2, without PARAMOUNT having exercised the Option, it shall be understood that for all legal purposes, PARAMOUNT abandons the Option granted in its favor.

FIVE.- Exercise of the Option

5.1	PARAMOUNT may exercise the Option until 6:00 p.m. of the last day of the term indicated in Subsection 4.2 hereof, and on any previous date, provided that (i) the term of the Option is in force and, (ii) the conditions indicated in Subsections 4.3.1 and 4.3.2 hereof have been met.

The exercise of the Option shall be informed by notarial letter to ABX. Such letter shall indicate the Mining Rights subject-matter of the Option and it shall include the supporting documentation regarding the performance of the obligations referred to Subsections 4.3.1 and 4.3.2 hereof.

5.2	If PARAMOUNT decides to exercise the Option, the preliminary deed and the public deed of the transfer contract attached hereto as Annex B (hereinafter referred to as "the Transfer") should be subscribed by the Parties within a term of ten (10) business days following the receipt by ABX of the notarial letter referred to in Subsection 5.1 above.

SIX.- Price to be paid for the transfer of 51% of the Mining Rights

The price for the transfer of 51% of the Mining Rights subject-matter of the Option amounts to US$ 100.00 (One hundred and 00/100 United States Dollars) for each of the Mining Rights.

The payment shall be made by delivering a non-negotiable banker's draft drawn to the order of Minera ABX Exploraciones S. A. upon the subscription of the public deed of the Transfer contract, under notarial certification.

The Parties agree that the sole delivery of the banker's draft shall be valid for payment.

SEVEN.- Grounds for Contract Termination:

7.1	PARAMOUNT may terminate, waive, abandon or relinquish the Assignment and Option at any time, while these are in force as stipulated in the Contract, and it shall suffice that PARAMOUNT sends ABX a written notice in such regard.

In any event, the termination of the Contract shall become effective 60 days as from the notice regarding this subject. Within the period comprised between the submission of the notice and the last day of the sixty-day term indicated in order to consider the Assignment and the Option as terminated, PARAMOUNT shall continue to be liable for the performance of any and all obligations corresponding to the Mining Rights, such as, for example, but not exclusively, the payment of the Operational Rights.

7.2	ABX may terminate, by operation of the law, the Contract in case of default by PARAMOUNT of the obligations indicated in Clause Three, Subsection 3.3., and Clause Four, Subsections 4.3.1 and 4.3.2.

7.3	The Assignment shall be terminated by operation of the law if the Option is exercised without any need to subscribe any document. Moreover, the Assignment shall be terminated if the Option is exercised on an untimely basis.

7.4	The Option shall be terminated by operation of the law if the Assignment is terminated without any need to subscribe any document.

7.5	The date of termination or cancellation of the Contract in the case indicated in Subsections 7.1 and 7.2 above, shall be, for all purposes, the date of receipt by PARAMOUNT or ABX, as applicable, of the notice mentioned in such subsections.

7.6	The Parties agree that, upon the occurrence of the termination as provided for by the foregoing sections of this clause, both the Assignment and the Option shall be terminated.

7.7	In all cases of termination or cancellation of the Assignment, with the exception of the provisions of the first part of the foregoing Subsection 7.3, PARAMOUNT agrees to enter into the public or private documents required and upon ABX's request, in order to file and make public the termination or cancellation of the Assignment, within a term of ten (10) calendar days as from the date of such termination determined as provided for by this Clause.

7.8	Termination or cancellation obligations

Upon the termination or cancellation of the Assignment which does not result from the exercise of the Option, PARAMOUNT shall have a term of thirty (30) business days as from the effective date of the termination or cancellation of the Assignment in order to withdraw the machinery, tools, equipment and assets of its property which it has introduced into the area of the Mining Rights and the withdrawal of which does not compromise the safety and stability of mining activities.

Moreover, in case the Assignment were terminated or cancelled without PARAMOUNT having exercised the Option, PARAMOUNT shall be obliged, within a term of 90 days as from the effective date of the termination or cancellation to: (a) transfer without any cost for ABX, any and all information and results obtained from its activities in the Mining Rights; (b) transfer in favor of ABX, at its purchase price, any right on the superficial lands within the area of the Mining Rights that may have been acquired by PARAMOUNT or a company or an individual related thereto; and (c) assign and/or transfer, at no cost for ABX, any right, license, permit or authorization that PARAMOUNT may have obtained for the performance of its activities in the Mining Rights.

7.9	In case the Option is exercised, PARAMOUNT is obliged, within a period of 10 days following the date of incorporation of the company, which for these purposes the Parties agree to incorporate, to transfer for no consideration to such company: a) any and all information obtained from its activities in the Mining Rights; (b) any right on the superficial lands within the area of the Mining Rights that may have been acquired by PARAMOUNT or a company or an individual related thereto; and, (c) any right, license, permit or authorization that PARAMOUNT may have obtained for the performance of its activities in the Mining Rights.

EIGHT.- Confidentiality

8.1	Any and all data, reports, records and other information of any kind developed or acquired with regard to the Contract shall be considered to be confidential (hereinafter referred to as the "Confidential Information"), and therefore, the Parties undertake not to disclose the Confidential Information to third parties without the previous consent in writing of the other party and not to use the Confidential Information for purposes other than those referred to the performance of the Contract. The Confidential Information which is available or becomes part of the public domain by any means other than the default of this provision shall cease to be considered as Confidential Information.

Each party is exempted from the confidentiality obligation indicated in this clause provided that, according to the reasonable opinion of the legal counsel of such party, it is required by the relevant regulations to disclose the Confidential Information in any court, arbitration, administrative, police or tax proceeding, and only after having informed the other party of the legal need to disclose such information. However, the party that discloses the information should take any and all reasonable measures in order not to affect the interests of the other party as a result of such disclosure, so that the disclosed information is only such information required by law and the requiring Authority observes the confidential nature of the information disclosed.

8.2	The Parties agree that as of the date of termination or cancellation of the Contract as provided for by Clause Seven, the confidentiality obligation contained in this clause for ABX shall cease.

8.3.	The Parties agree that the provisions included in section 8.1 of this clause shall remain in force for PARAMOUNT up to for a period of 2 (two) years calculated as from the date on which the termination of the Contract becomes effective or the term of the Assignment expires.

NINE.- Force Majeure

The parties' obligations shall be subject to suspension to the extent and provided that the compliance therewith is hindered or delayed due to any unforseeable cause which is beyond the reasonable control of the affected party, including, among others, labor disputes (regardless of their origin, the reasonableness of the worker's claims, or whether the party is empowered thereto); acts of god; laws or injunctions issued by any government or government body, and sentences or resolutions issued by any court, unless such injunctions, orders or sentences have been the result of violations against applicable laws and regulations by the affected party; lack of capacity to obtain under reasonably acceptable terms any license, permit or other public or private authorization; reduction or suspension of the activities to resolve or avoid a violation, whether real or alleged, present or future, of the environmental protection regulations, unless it is the case of a real violation against environmental protection regulations by the affected party; an act or omission by any government entity which delays or prevents the issuance or granting of any approval or authorization necessary to carry out exploration activities; acts of war or conditions arising as a result of war, whether declared or not; acts of terrorism or conditions arising as a result of acts of terrorism, disturbances, civil war, insurrection or rebellion; fire, explosion, earthquake, storm, flooding, sinkholes, drought or other adverse weather conditions; delay or non-performance by the suppliers or carriers in the delivery of materials, parts, supplies, services or equipment or as a result of the lack of labor, transportation, materials, machinery, equipment, supplies, public services of the contractor or subcontractor or the lack of capacity thereof to obtain them; accidents, and equipment, machinery or facilities failure; actions by citizen groups, including but not limited to, environmental protection organizations or groups for the defense of the rights of native communities, or any other cause, whether similar to or different from those previously mentioned.

The affected party should immediately serve notice upon the other party on the suspension of the performance, and should indicate in such notice the nature of suspension, its reasons, and possible duration. Immediately after the cessation of the force majeure event, the affected party should inform of such an event to the other party in writing, and should take the necessary measures to resume and continue the performance that was suspended as soon as possible.

The following events do not constitute act of god or force majeure events: bankruptcy, insolvency or illiquidity of PARAMOUNT, any variation in the exchange rate, the variation of prices for any reason, increased interest rates, free availability of the amounts deposited or credited to a bank account or other circumstances that may not be classified as an act of god, or a force majeure event according to Peruvian law.

TEN.- Arbitral Agreement

10.1	Any litigation, controversy, dispute, difference or claim arising between the Parties related to the interpretation, performance, termination, cancellation, efficacy, nullity, annulment or validity derived from or related to this Contract shall be subject to national de jure arbitration.

There shall be three arbitrators, two of whom shall be appointed by each of the Parties, and the two arbitrators thus appointed shall designate a third one, who shall chair the arbitration tribunal. If a party fails to appoint the arbitrator it is entitled to within a term of 15 calendar days as from the receipt of the written request from the party requesting the arbitration or if, within an equal term of 15 calendar days as from the appointment of the second arbitrator, the two arbitrators fail to reach an agreement on the appointment of the third arbitrator, the appointment of any of such arbitrators shall be made, upon request of any of the Parties, by

Instituto Nacional de Derecho de Minería, Petróleo y Energía ["National Institute of Mining, Oil and Energy Law"].

If, due to any circumstance, a substitute arbitrator should be appointed, he/she shall be designated by following the same procedure indicated above for the appointment of the arbitrator who is replaced.

The arbitration proceedings shall take place in the city of Lima, under the management of the arbitration center of Instituto Nacional de Derecho de Minería, Petróleo y Energía, to which bylaws and regulations the parties expressly submit.

The parties waive the filing of an appeal against the arbitral award issued.

For any intervention from regular judges and courts within the arbitral procedure, the parties expressly submit to the jurisdiction of the judges and courts of the judicial district of Cercado de Lima, and waive the jurisdiction of their domiciles.

10.2	The provisions of this clause shall supersede the termination, cancellation or any other form of ending this contract.

ELEVEN.- Assignment of contractual position

11.1	ABX may assign its position herein.

11.2	PARAMOUNT may assign its contractual position herein, only if it obtains the previous and written consent of ABX.

TWELVE.- Notices and Domiciles

Any and all notices and communications between the parties with regard to this Contract should be made in writing to the addresses indicated below. Such notices shall be considered to be known on the date on which they are received with acknowledgement of receipt or submitted through a notary's office. If the receipt does not take place on a business day, the notice shall be considered as received on the following business day. Any change in the address shall be informed through a notary's office or by reliable acknowledgement of receipt 10 (ten) calendar days in advance. If such requirement is not met, any notice or communication addressed to the previous address shall be considered to have been validly submitted.

12.1	All Notices to ABX should be sent to: Minera ABX Exploraciones S.A.

Attention: General Manager

Address: Avenida Víctor Andrés Belaunde 171 – Segundo Piso, San Isidro, Lima.

12.2	All Notices to PARAMOUNT should be sent to: Compañía Minera Paramount S.A.C.

Attention: General Manager

Address: Avenida El Rosario Nº. 380, San Isidro, Lima

Notwithstanding the foregoing paragraph, the parties agree that their domiciles for the purposes of this Contract should necessarily remain within the urban area of the city of Lima.

THIRTEEN.- Expenses

The expenses required by the public deed resulting from this preliminary deed, shall be at PARAMOUNT's expense, including the registration fees at the Mining Registry corresponding to this Contract and its termination and/or cancellation.

FOURTEEN.- Interpretation

Any and all references herein to any clause or section are to the appropriate clause or section in the Contract.

Any reference in this Contract to a clause includes all sections within such clause and all references to any section include any and all paragraphs therein.

Unless the context otherwise requires, words imparting the singular number only shall include the plural and viceversa, and any reference herein to gender shall include all genders.

FIFTEEN.- Applicable Law

This contract is governed by the laws of the Republic of Peru.

SIXTEEN.- Single Agreement

The Contract entirely replaces any oral or written agreement which may have been reached by the Parties with regard to the Mining Rights, especially the Letter of Intent, except for the shareholders' agreement executed by the Parties on December 19, 2005.

Mr. Notary, kindly insert the legal clauses and enter any other relevant insert, convert this preliminary deed into a public deed and send the relevant notices to the Mining Registry for recordation in the item corresponding to the Mining Rights.

Lima, December 19, 2005

BY: MINERA ABX EXPLORACIONES S.A. /S/ Ramon Luis Araneda Gonzales SIGNED: RAMON LUIS ARANEDA GONZALES

BY: COMPAÑIA MINERA PARAMOUNT S.A.C. /S/ Alain Vachon SIGNED: ALAIN VACHON

The Preliminary Deed is authorized by Katia Castillo Pérez, Esq., registered under Lima Bar Association Nº 31982.